Exhibit 99(c)




CHIQUITA BRANDS INTERNATIONAL, INC.
and
THE FIFTH THIRD BANK, Trustee
__________________________________
FIRST SUPPLEMENTAL INDENTURE
Dated as of June 15, 1994
To
INDENTURE
Dated as of February 15, 1994
__________________________________

Amending the Indenture, dated as of February 15, 1994, as supplemented by a Board Resolution dated February 8, 1994, between Chiquita Brands International, Inc. and
The Fifth Third Bank, as trustee, with respect to the 9-1/8% Senior Notes due 2004 issued by Chiquita Brands International, Inc.
     FIRST SUPPLEMENTAL INDENTURE (the "First Supplemental Indenture") dated as of June 15, 1994 by and between Chiquita Brands International, Inc., a New Jersey corporation (the "Company"), and The Fifth Third Bank, an Ohio banking corporation, as trustee (the "Trustee"), with respect to the 9-1/8% Senior Notes due 2004 issued by the Company (the "Senior Notes").


                          RECITALS

A. The Company and the Trustee are parties to an Indenture dated as of February 15, 1994, as supplemented by a Board Resolution dated February 8, 1994 (as so supplemented, the "Indenture"), pursuant to which the Company has issued the Senior Notes in the aggregate principal amount of $175,000,000, all of which Senior Notes are Outstanding as of the date hereof. The Board Resolution sets forth the terms of the Senior Notes, including certain definitions and covenants relating thereto.

B. The Company has obtained the consent of certain Holders of Senior Notes to an amendment (the "Amendment") to the definition of "Permitted Indebtedness" contained in the Indenture.

C. Section 902 of the Indenture provides that the Company may, when authorized by a Board Resolution and with the consent of Holders of more than 50% in aggregate principal amount of Outstanding Debt Securities of any series of Debt Securities then Outstanding affected thereby, effect the Amendment.

D. The Senior Notes are the sole series of Debt Securities affected by the Amendment.

E. All of the Senior Notes were Outstanding as of the record date for determining Holders entitled to consent to the Amendment. Consents to the Amendment have been received by the Trustee from Holders of more than $87,500,000 in aggregate principal amount of Outstanding Senior Notes, which represents an amount in excess of 50% in aggregate principal amount of Outstanding Senior Notes.

F.   The execution and delivery of this First Supplemental
     Indenture have been duly authorized by a Company Board
     Resolution.

G.   The purpose of this First Supplemental Indenture is to
     effect the Amendment with respect to the Senior Notes.
     All conditions and requirements necessary to make this
     First Supplemental Indenture, when duly executed and
     delivered, a valid and binding agreement in accordance
     with its terms and for the purposes herein expressed,
     have been performed and fulfilled.
     NOW, THEREFORE, it is agreed that the Indenture is amended with respect
					to the Senior Notes as follows from and after the date hereof:



                          ARTICLE 1

                   AMENDMENT TO INDENTURE


 Section 1.                          The definition of
"Permitted Indebtedness" is hereby amended to read as follows:

 "Permitted Indebtedness" means (i) Indebtedness of the
 Company or any Subsidiary outstanding on the date of the Indenture and, in the case of John Morrell & Co., additional Indebtedness incurred in an amount not in excess of any commitment under its $80 million credit facility which was unused on the date of the Indenture;
 (ii) the Senior Notes; (iii) Indebtedness of the Company not in excess of $250 million in principal amount outstanding at any time under revolving credit or similar bank facilities and any refinancings, replacements, renewals, extensions, substitutions, refundings, deferrals, restructurings, amendments, supplements or modifications of such Indebtedness; provided, however, that the proceeds of such Indebtedness referred to in this clause (iii) shall be invested in, or used in connection with, food-related businesses (other than the fresh or processed meat business); (iv) Indebtedness of a Subsidiary (including Acquired Indebtedness), which is non-recourse to the Company, the proceeds of which are or have been used for working capital purposes or for capital expenditures in food-related businesses (other than the fresh or processed meat business); (v) Indebtedness of (A) a Subsidiary borrowed from a lender located in any country producing tropical fruit and denominated in or measured by the currency of such country other than U.S. dollars, which Indebtedness is incurred for hedging purposes in the ordinary course of business consistent with past practice or (B) the Company or any other Subsidiary (in either case, other than for borrowed money) incurred in connection with Indebtedness of a Subsidiary referred to in clause (A) above which is (y) a guarantee of such Subsidiary Indebtedness, or (z) a reimbursement obligation relating to a letter of credit supporting such Subsidiary
 Indebtedness; (vi) Intercompany Debt Obligations;
 provided, however, that the obligations of the Company with respect to such Indebtedness shall be evidenced by an intercompany note and shall be subordinated in right of payment from and after such time as all Senior Notes issued and outstanding shall become due and payable
 (whether at Stated Maturity, by acceleration or otherwise) to the payment and performance of the Company's obligations under the Senior Notes; and (vii) additional
 Indebtedness of the Company (including Acquired
 Indebtedness) the aggregate principal amount of which outstanding at any time does not exceed 5% of Adjusted
 Consolidated Assets.
                          ARTICLE 2

                        MISCELLANEOUS


 Section 2.1.                        Governing Law.  This
First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New
York.

 Section 2.2                         Defined Terms.
Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture.

 IN WITNESS WHEREOF, the parties have caused this First
Supplemental Indenture to be signed and acknowledged by their respective officers thereunto duly authorized as of the day and year first above written.


                         CHIQUITA BRANDS INTERNATIONAL, INC.
[Seal]



                                 BY:   /s/ Steven G. Warshaw
                                     Title:  Executive Vice
President,
                                     Chief Administrative
Officer
Attest:                              and Chief Financial
Officer

/s/ Donna K. Leonard



                                 THE FIFTH THIRD BANK,
Trustee
[Seal]


                                 BY:      /s/ Kerry R. Byrne
                                     Title:  Vice President

Attest:

/s/ Brian J. Gardner